Exhibit 11.1
SECURITIES TRADING POLICY

1PURPOSE
Molecular Partners AG (Company), a company incorporated in Schlieren, Switzerland, and listed on the SIX Swiss Exchange Ltd. (SIX) and The Nasdaq Stock Market (Nasdaq) and all Covered Persons (as defined below) commit to comply with all applicable laws as well as the rules and regulations of the SIX and of the Swiss Financial Market Supervisory Authority FINMA (FINMA) with respect to securities trading, misuse of insider information and market manipulation, as well as the federal securities laws of the United States of America and the rules of Nasdaq.
The present Policy (POL) of Molecular Partners (MP) serves to ensure that Insiders do not take advantage of information not available to the investing public and do not engage in market manipulation or in certain transactions. Accordingly, this POL defines the rules and procedures applicable to:
a)the requirements for Covered Persons to refrain from trading in, and recommending that others trade in, Relevant Securities (as defined in Section 5.1 below) while possessing Insider Information (as defined in Section 5.2 below);
b)the requirements for Covered Persons to retain the confidentiality of Insider Information;
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c)the requirements for Covered Persons not to trade in Relevant Securities outside of Trading Windows (as defined below); and
d)the requirements for Covered Persons not to carry out transactions or purchase or sale orders which give false or misleading signals regarding the supply of, demand for or market price of Relevant Securities.
2SCOPE
This POL applies to all members of the board of directors (Board) and the Management Board (as defined in the Organizational Rules of the Company as amended from time to time) as well as to any employee of the Company and its group companies. These persons are referred to as Covered Persons.
This POL also applies to members of a Covered Person’s immediate family, persons with whom a Covered Person shares a household, persons who are a Covered Person’s economic dependents, and, unless otherwise determined by the Company, any other individuals or entities whose transactions in securities a Covered Person influences, directs, or controls (including, e.g., a venture or other investment fund, if the Covered Person influences, directs, or control transactions by the fund); provided, however, this POL shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership or family office) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. The foregoing persons are deemed subject to this POL as Covered Persons. The Covered Persons are responsible for making sure that such related persons comply with this POL.
3REFERENCES
3.1Regulatory Guidelines
Regulations of the SIX and of the Swiss Financial Market Supervisory Authority FINMA
Federal securities laws of the United States of America
Rules of The Nasdaq Stock Market
Organizational Rules of MP, as amended from time to time
3.2Governing Documents

Document Number	Document Type	Document Name
MP-DOC-00211	SOP	Archiving
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4DEFINITIONS AND ABBREVIATIONS
4.1Definitions

Company Securities	Shares/options/debt security of MP, ADR/ADS on Nasdaq or other securities whose price or performance are materially influences by the assets or the shares/options of MP
Covered Person	Members of the Board of Directors, Management Board and employees of MP
Insiders	A Covered Person who is in possession of Insider Information
Insider Information	Information that is factual, confidential and stock price-sensitive.
Pre-Trading Plan	A binding contract where a Covered Person gives an irrevocable and not changeable order to a bank or broker to execute transactions for a certain number of Relevant Securities on dates that have been fixed in advance or during certain time periods that have been fixed in advance, and the individual transactions are being executed without the Covered Person being able to exert any further influence on them.
Quiet Periods	A defined period preceding the public release of annual or interim financial results.
Relevant Securities	Company Securities, including securities issued by third parties as applicable.
Trading Window	A window set by the Board of Directors (or the Management Board if delegated by the Board) where securities could be traded.
4.2Abbreviations

Audit Committee Chair	The chairman of the audit committee of the Board
Board	The board of directors of MP
CEO	Chief Executive Officer of MP
CFO	Chief Financial Officer of MP
Chairperson	A member of the Board (other than the chairperson of the Board)
Company	Molecular Partners AG
FINMA	Swiss Financial Market Supervisory Authority
General Counsel	General Counsel of MP
Management Board	The management board of MP
MP	Molecular Partners AG and any Affiliate (such as Molecular Partners Inc.)
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Nasdaq	The Nasdaq Stock Market
POL	Policy
Secretary	Secretary of the Board
SIX	SIX Swiss Exchange Ltd.
SOP	Standard Operating Procedure
5PROCEDURE
5.1Relevant Securities
This POL applies in relation to:
a)any equity security of the Company;
b)any conversion, acquisition and sale right (e.g., call and put options) which provides for or allows actual delivery of equity securities of the Company, or of other conversion, acquisition or sale rights of the Company (including, but not limited to, options, warrants or swaps relating to equity securities of the Company);
c)any debt security (including, but not limited to bonds, asset-backed securities);
d)any security issued by a third party (including, but not limited to, financial instruments, index products and equity baskets) whose price or performance is materially influenced by assets of the Company or any instruments issued by the Company;
e)any financial instrument, including, for the avoidance of doubt, any derivative instruments, which provides for or allows a cash settlement, other contracts for difference, and nonstandardized over the counter products, the performance of which is dependent on any of the securities set out in a) b), c) or d) above; and
f)any financial instrument pursuant to e) above, the performance of which is dependent on the performance of any one or more of the securities set out in a), b), c) or d) above (e.g., index products, equity baskets or options on such instruments) to a degree of more than 33 1/3%.

The securities defined under a) to f) above are defined as Company Securities.
This POL further applies in relation to any securities and/or financial instruments of any third party traded on a regulated market where a Covered Person, in the course of his/her position or employment, acquires confidential information on such third party that is likely to affect the value of those securities, such as the Company planning to launch a public offer for such securities or otherwise planning to undertake a significant commercial transaction with such third party.
All securities listed in this Section, including securities issued by third parties as applicable, are collectively referred to as Relevant Securities.
5.2Insider Information
Insider Information refers to facts (including, without limitations, firm intentions, unrealized plans and prospects), other than rumors and speculation, of sufficiently clear and certain nature (as defined below):
a)which are confidential (as defined below); and
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b)which have arisen in the Company's sphere of activity or relate to facts external to the Company (such as knowledge of financial analysis, rating decisions, industry-specific or general economic developments, awaiting publication) or which relate to any Relevant Securities; and
c)which are price-sensitive (as defined below).

Information is of sufficiently clear and certain nature if it:
a)indicates circumstances that exist or may reasonably be expected to come into existence or an event that has occurred or may reasonably be expected to occur; and
b)is specific enough to enable a conclusion to be drawn as to the possible effect of those circumstances or that event on the price of any Relevant Securities.

Information is deemed to be confidential if it is not generally available but restricted to a limited group of people. Information is deemed to be generally available (i.e., in the public domain) if the information has been widely disseminated and/or third parties are able to obtain it from generally accessible sources. Information has not been made public as long as the Company has not publicly disclosed it by way of a media release or public regulatory filing. Once information is generally available, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered generally available for purposes of this policy only after full trading days have elapsed since the information was publicly disclosed. Rumors or "talk on the street", even if widespread and reported in the media, do not constitute a public release until the Company itself shall have released the relevant information in its entirety. Please note that Insider Information does not have to come from inside the Company, but can include confidential external information capable of influencing the price of the Relevant Securities (e.g., the factory of a crucial supplier is destroyed by fire).
Information is deemed to be price-sensitive if such information is capable of affecting the investment behavior of a reasonable market participant and, thus, of substantially influencing the market price of Relevant Securities that is considerably greater than the usual price fluctuations. For examples of information that may be deemed price-sensitive, please refer to MP-DOC-00515 hereto.
5.3General Restrictions
5.3.1Restrictions based on Insider Information
A Covered Person who is in possession of Insider Information (Insider) may not:
a)directly or indirectly, sell, buy, or enter into an option or similar transaction relating to Relevant Securities, whether for his/her own account or for the account of another person;
b)disclose Insider Information to anyone other than a person whose position requires him or her to know the Insider Information and (i) who is subject to this POL, or (ii) who is subject to a statutory or professional secrecy obligation, or (iii) who has executed a written confidentiality undertaking (including standstill); or
c)recommend to, induce or instruct another person to sell, buy, or otherwise deal in Relevant Securities.
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The prohibitions under this Section 5.3.1 apply also during the Trading Windows described in Section 5.3.2.
The prohibitions under this Section 5.3.1 above shall, subject, however, to Sections 5.3.2 and 5.4 below, not apply if:
i.a Covered Person, at a time when he or she did not possess Insider Information, had entered into a binding contract, provided instructions to another, or was subject to a written plan (such as a plan meeting the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended) for the trading of Relevant Securities; and
ii.the contract, instruction or written plan does not allow the Covered Person to exercise any subsequent influence over when, whether or at what price to effect purchases or sales of Relevant Securities; and
iii.no material alteration to, or material deviation from, the original contract, instruction or plan was made after the Covered Person came into possession of the Insider Information.
A “Pre-Trading Plan” is an example of a binding contract or plan that fulfills the requirements of (i) to (iii) above and hence is not subject to the prohibitions under this Section 5.3.1. Under a Pre-Trading Plan, a Covered Person gives an irrevocable and not changeable order to a bank or broker to execute transactions for a certain number of Relevant Securities on dates that have been fixed in advance or during certain time periods that have been fixed in advance, and the individual transactions are being executed without the Covered Person being able to exert any further influence on them. A Covered Person interested in concluding a Pre-Trading Plan may contact the CFO for further information.
A Pre-Trading Plan must be concluded, i.e. entered into, during a Trading Window as described in Section 5.3.2. and the Company’s Rule 10b5-1 trading guidelines (10b5-1 Trading Guidelines), at times when the relevant Covered Person is not privy to Insider Information. Members of the Board and of the Management Board must report a Pre-Trading Plan to the CFO within two days from entering into the plan in accordance with the Company’s Policy on Transactions by Directors and Management. The individual transactions that follow the conclusion of a Pre-Trading Plan and occur in accordance with the Pre-Trading Plan do not have to occur within a Trading Window. Each Covered Person who has entered into a 10b5-1 trading plan must adhere to the Commpany’s 10b5-1 Trading Guidelines.
The Company may enter into a framework agreement with a bank or broker to provide for Pre-Trading Plans for Covered Persons. In such case, the Company may require that Pre-Trading Plans have to be exclusively effected through that bank or broker.
5.3.2Restrictions outside Trading Windows
A Covered Person, whether or not in possession of Insider Information, may not:
a)directly or indirectly, sell, buy, or enter into an option or similar transaction relating to Relevant Securities, whether for his/her own account or for the account of another person; or
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b)recommend to, induce or instruct another person to sell, buy, or otherwise deal in Relevant Securities;

except during trading windows set by the Board of Directors (or the Management Board if delegated by the Board) and announced in advance and in writing (by e-mail or in any other written form) to all Covered Persons (Trading Windows).
Notwithstanding the foregoing, the trading restrictions set forth in Section 5.3.1 above also apply during Trading Windows.
The Board (or the Management Board if delegated by the Board) shall, as a rule, set four (4) Trading Windows per year, with, normally, each of these four Trading Windows starting on the second trading day following the public release of financial data, i.e. the public release of the annual results, the semi-annual results and the results of Q1 and Q3, respectively. Each Trading Window shall usually last for ten (10) consecutive trading days.
The Board (or the Management Board if delegated by the Board) may set other ad hoc Trading Windows from time to time, where considered necessary or appropriate, including (without limitation) following the public announcement of Insider Information in accordance with ad hoc publicity requirements.
The General Counsel (or a member of the Management Board) shall announce each Trading Window to all Covered Persons in advance and in writing (by e-mail or in any other written form).
A Trading Window does not automatically open after the public release of financial data, but only when set by the Board (or the Management Board if delegated by the Board) and expressly announced by the General Counsel (or a member of the Management Board) to the Covered Persons.
The Board (or the Management Board if delegated by the Board) may, in its sole discretion, decide not to set a Trading Window, where the Board considers it necessary or appropriate, including (without limitation) where Insider Information exists or where restrictions are required or appropriate to comply with regulatory or other requirements or to protect the Company's or its personnel's reputation. As a rule, Trading Windows shall, irrespective of whether or not Insider Information is available, not be set during Quiet Periods as defined in the Company's Public Disclosure, Reporting and Securities Trading Policy.
Whenever the Board decides not to set a Trading Window following the public release of financial data based on the existence of Insider Information, the next Trading Window may not start (a) earlier than the second trading day after such Insider Information has been made public by the Company in its entirety or deemed by the Chairperson to no longer qualify as Insider Information, and (b) until the CFO (or a member of the Management Board designated by him) announces a Trading Window.
The Board (or the Management Board if delegated by the Board) may make rare exceptions to the prohibitions under this Section 5.3.2, if a Covered Person who is not privy to any Insider Information requests such an exception and demonstrates to the Board an urgent need for the exception based on important reasons, including (without limitation) to avoid hardship for him- or herself or a close family member.
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5.4Specific Restrictions for Members of the Board of Directors and the Management Board and the Board Secretary
Under this POL, the members of the Board, the members of the Management Board, and the Secretary of the Board (as defined in the Organizational Rules of the Company as amended from time to time) are subject to specific restrictions on trading in the Relevant Securities due to their access to confidential information on a regular basis. These restrictions apply in addition to those set forth in Section 5.3 above and also apply during the Trading Windows described in Section 5.3.2.
A member of the Board or the Management Board, or the Secretary, must not deal in any Relevant Securities without obtaining clearance to deal in advance in accordance with this Section 5.4:
a)A member of the Board (other than the Chairperson of the Board (Chairperson)), a member of the Management Board, or the Secretary must not deal in any Relevant Securities without first notifying the Chairperson (or a Board member designated by the Board for this purpose) and receiving clearance to deal from him/her. The Chairperson may consult with members of the Management Board prior to giving clearance.
b)The Chairperson must not deal in any Relevant Securities without first notifying the chairperson of the audit committee of the Board (Audit Committee Chair) and receiving clearance to deal from him/her, or, if the Audit Committee Chair is not available, without first notifying the CEO and receiving clearance to deal from him/her. The Audit Committee Chair may consult with members of the Management Board prior to giving clearance.
The execution of a Pre-Trading Plan by a member of the Board, a member of the Management Board, or the Secretary must receive advance clearance in accordance with this Section 5.4. Subsequently, transactions under the Pre-Trading Plan do not require specific clearance.
A response to a request for clearance to deal must be given to the relevant member of the Board or the Management Board or to the Secretary within three (3) business days of the request being made.
The Company must maintain a record of the response to any dealing request made by a member of the Board or the Management Board or by the Secretary and of any clearance given. A copy of the response and clearance (if any) must be given to the member of the Board or Management Board concerned or to the Secretary.
A member of the Board or Management Board or the Secretary, who is given clearance to deal in accordance with this Section, must deal as soon as possible and within a Trading Window described in Section 5.3.2.
Clearance does not release a member of the Board or Management Board or the Secretary from the restrictions applying pursuant to Section 5.3.1 above if they are privy to Insider Information.
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5.5Rules with respect to Market Manipulation
A Covered Person may not carry out transactions or purchase or sales orders which he or she knows or must know gives false or misleading signals regarding the supply of, demand for or market price of Relevant Securities. Such a signal is deemed to exist if it is capable of influencing the market behavior of a reasonable market participant.
The principles set forth in Articles 143 and 155 of the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading and notes 16 through 40 of the FINMA-Circular 13/8 “Market conduct rules” apply.
5.6Sanctions in Case of Violation
Compliance with this POL is of utmost importance to any Covered Person and the Company.
Any violation of the rules set forth in this POL will be regarded as a serious disciplinary offense, which entitles the Company to impose sanctions pursuant to the law and/or the relevant (employment) contract on the Covered Person concerned, including termination of the (employment) contract for cause. In addition, violation of these rules, in particular those on insider trading, may be subject to civil liability or criminal sanctions (fines and/or imprisonment) under Swiss or U.S. law or applicable other legislation.
It is each Covered Person's responsibility to ensure compliance with the rules set forth herein. In case of doubt, the CFO or General Counsel shall be consulted.
6DOCUMENTATION
The present Policy and underlying appendices are archived according to SOP MP-DOC-00211.
7APPENDICES

Document Number	Document Name
MP-DOC-00515	Examples of Price-Sensitive Information
8CHANGE HISTORY

Version Number	Change description / justification
1.0	Initial version.

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